Exhibit 10.13
Retention Agreement

Team Member Name:	Wesley Morris
Personnel Number:
Position Title:	Group President, Poultry
Retention Treatment and other compensation
The Retention Treatment referenced in this Agreement is based on a Reference Point Compensation of $16,500,000.00.

This Reference Point Compensation is made up of the following components:

1)    Base salary
2)    Annual Incentive eligibility
3)    A sign on bonus valued at $3M ($1M cash, $2M RSU).
4)    LTI grants in Nov 2023, Nov 2024 and Nov 2025, each valued at $3M.

Depending on the date and nature of your termination, if you are terminated before the Required End Date, you may receive Restricted Stock Awards in supplement to any payments already received or awards already vested, prorated to the date of your termination based on the applicable Retention Treatment definition found in Exhibit A.

"Other Compensation" includes a total of 20 grossed up plane hours in fiscal years 2024 and 2025.

Reference Point Compensation Start Date:	January 27, 2023
Required End Date:	January 31, 2026
This letter confirms certain assurances given to you in exchange for your agreement to continue in your current position with Tyson Foods, Inc., or any of its subsidiaries or affiliates (“Tyson Foods”). You may take up to 21 days following presentation of this letter to consider whether to sign it. This offer expires and is no longer valid if you do not sign this letter and return it to an authorized Human Resources representative of Tyson Foods within the 21-day period.
You will be eligible to receive the Retention Treatment with Termination at the Required End Date (see Definition 1 in Exhibit A) if you continue in your current position with Tyson Foods through the Required End Date, subject to the satisfactory performance of your job duties (as determined by Tyson Foods in its sole discretion) and the terms and conditions described in this letter. The Retention Treatment with Termination at the Required End Date is primarily an agreement to allow granted awards to vest and distribute in grade without application of any language requiring proration at termination. In the event of your death prior to the full vesting of all outstanding awards granted between the Reference Point Compensation Start Date and the Required End Date, the awards will vest per the terms of the applicable award agreements. If your employment is not terminated at or immediately after the Required End Date, you will be eligible to receive the Retention Treatment without Termination at the Required End Date (see Definition 2 in Exhibit A).

Exhibit 10.13
In the event you voluntarily terminate your employment or are terminated "for Cause," you will receive the Retention Treatment with Voluntary Termination or Involuntary Termination for cause prior to the Required End Date (see Definition 3 in Exhibit A). Additionally, you will receive the Retention Treatment with Voluntary Termination or Involuntary Termination for cause prior to the Required End Date if any one or more of the following events or circumstances (“Conditions of Ineligibility”) should occur on or before the Required End Date:
a.    You fail to adhere to the terms and conditions described in this letter.
b.    You voluntarily terminate your employment with Tyson Foods by way of retirement.
c.    You transfer to a new position within Tyson Foods unless an exception, which meets all of the following requirements, is approved by Tyson Foods in its sole discretion:
(i)    The exception is based on the unique business needs of Tyson Foods which may result in you changing positions within the organization and to allow an orderly transition of your related duties while transitioning to the new position;
(ii)    All of the terms and conditions described in this letter, including the Required End Date, remain unchanged and apply to your employment in the new position and you will forfeit and not be eligible to receive the Retention Treatment if any one or more of the Conditions of Ineligibility should occur on or before the Required End Date; and
(iii)    The Chief Executive Officer and Chief Human Resource Officer agree, in writing, to grant the exception.
d.    For purposes of this letter, you shall be treated as having been terminated for “Cause” if your employment is terminated by Tyson Foods in consequence of any one or more of the following events:
(i)     Job-related misconduct or non-performance of duties;
(ii)    A violation of any policy of Tyson Foods or Code of Conduct;
(iii)    Any willful and wrongful conduct or omission by you that injures Tyson Foods;
(iv)    Any act by you of intentional misrepresentation or embezzlement, misappropriation or conversion of assets of Tyson Foods; or
(v)    You are convicted of, confess to, plead no contest to, or become the subject of proceedings that provide a reasonable basis for Tyson Foods to believe that you have been engaged in a felony or serious crime, or a job-related misdemeanor or similar offense.
In the event your employment is involuntarily terminated by Tyson Foods, or by you in mutual agreement with Tyson Foods, before the Required End Date and none of the Conditions of Ineligibility apply, you will receive the Retention Treatment with Mutually Agreed Termination or Involuntary Termination, not for cause, prior to Required End Date (see Definition 4 in Exhibit A). This treatment will include the issuance of RSAs in an amount equal to a prorated amount of the Reference Point Compensation, which will vest upon issuance and be distributable over two years on the anniversary date of your termination.

Exhibit 10.13

You understand, acknowledge, and agree that your termination prior to the Required End Date or within one year following the Required End Date will not be considered a "Job Elimination" as that term is defined in the Executive Severance Plan of Tyson Foods, Inc. As a material term and condition of this Agreement you are waiving any right to severance benefits or payments to which you may otherwise be entitled under the Executive Severance Plan of Tyson Foods, Inc. as a result of your termination prior to or within one year following the Required End Date. You also understand, acknowledge, and agree that, under the terms of this Agreement, Tyson Foods does not guarantee to you the receipt or realization of the Reference Point Compensation or any other amount, and that the amount you will receive or realize under the terms of this Agreement will be affected by Tyson Foods performance and stock price (both prior to and after the Required End Date), the date your employment is terminated and the associated Retention Treatment as set forth in Exhibit A, and other variables.
Any delay or omission by Tyson Foods to exercise any right or power described in this letter (including, but not limited to, any failure to notify you of the occurrence of any event constituting Cause, or to terminate you in consequence of such event) will not be construed to be a waiver of that right or power. All waivers must be in writing and manually signed by an authorized representative of Tyson Foods.
This letter is not a contract of employment and does not constitute a guarantee of employment or employment in a specific position; rather, you will remain an at-will team member as this letter merely sets forth the terms and conditions with respect to additional compensation as an incentive to continue in your current position with Tyson Foods through the Required End Date. This letter constitutes the sole and entire understanding, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, between you and Tyson Foods with respect to such incentive, except for a Memorandum of Application signed by all parties and which will remain instructive to the application of the terms of this Agreement. The terms of this letter may not be amended or modified unless in writing signed by you and the Chief Executive Officer of Tyson Foods.
Tyson makes no representations that the treatments described under this Agreement comply with an exception to Section 409A and in no event shall Tyson be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with the requirements of Section 409A or any exceptions thereto.
Signed this 9th day of February, 2024.

/s/ Wesley Morris        /s/ Jacqueline Hanson
Team Member         For Tyson Foods
Printed Name: Wesley Morris        Printed Name: Jacqueline Hanson
Title: Group President, Poultry        Title: Chief People Officer

Exhibit 10.13
Exhibit A
Definitions
Definition 1: Retention Treatment with Termination at the Required End Date: If you continue in your current position with Tyson Foods from the Required Start Date through the Required End Date, and then voluntarily terminate your employment, all awards granted but not vested will vest immediately except that the awards shall become distributable on the vesting schedules contained therein as if you remained employed and according to the terms and conditions of each award without application of any language requiring proration at termination. All other terms and conditions of any individual award, including expressly, any clawback rights or obligations, remain unchanged.
Definition 2: Retention Treatment without Termination at the Required End Date: If you continue in your current position with Tyson Foods from the Required Start Date through the Required End Date, but do not terminate your employment at or immediately after the Required End Date, all awards granted but not vested will continue to be treated under the terms and conditions of each award agreement, as long as you remain employed. If your employment is terminated, for any reason, after the Required End Date, but before the vesting date of any awards granted prior to the Required End Date, such awards will vest immediately except that the awards shall become distributable on the vesting schedules contained therein as if you remained employed and according to the terms and conditions of each award without application of any language requiring proration at termination. All other terms and conditions of any individual award, including, expressly, any clawback rights or obligations, remain unchanged. Any awards granted after the Required End Date will be treated in accordance with the award language contained in each individual grant, including any proration or forfeiture language that may be applicable.
Definition 3: Retention Treatment with Voluntary Termination or Involuntary Termination for Cause, prior to Required End Date: All unvested Restricted Stock or Options and all Performance Shares are forfeited in the event you are terminated for Cause (as defined in the Retention Agreement) or voluntarily terminate your employment prior to the Required End Date and you would have no right to further compensation in the form of base salary or benefits under the Tyson Foods, Inc. Annual Incentive Compensation Plan for Senior Executive Officers (“AIP”) and all "other compensation" in the form of unused, grossed up plane hours will be forfeited.
Definition 4: Retention Treatment with Mutually Agreed Termination or Involuntary Termination, not for Cause, prior to Required End Date: In the event your employment is terminated by you in mutual agreement with Tyson Foods or involuntarily, not for Cause, prior to the Required End Date, you will be issued Restricted Stock Awards, with graded vesting over two years, in an amount equal to the Modified Reference Point Compensation. Previously granted awards will vest and distribute according to the terms and conditions of each award, including the application of any language requiring proration at termination.
Reference Point Compensation: Total projected compensation if you maintain employment through the Required End Date, including awards that will vest in grades over the three years following your termination on the Required End Date. For purposes of this Agreement, you and Tyson agree the Reference Point Compensation is $16,500,000.00.

Exhibit 10.13
Modified Reference Point Compensation: The Reference Point Compensation will be modified by proration, in the event you are involuntarily terminated, not for Cause, prior to the Required End Date. This will be referred to as the Modified Reference Point Compensation and will be calculated in the following manner:
1.    A proration percentage will be calculated by dividing the number of days between the Required Start Date and your termination date and the total number of days between the Required Start Date and the Required End Date by.
2.     The Reference Point Compensation will be multiplied by the proration percentage to arrive at a prorated Reference Point Compensation.
3.     Any cash payments previously received, or stock-based awards previously vested (including any pro rata vesting which occurs at termination in accordance with the terms and conditions of any award) will be subtracted from the prorated Reference Point Compensation to arrive at the Modified Reference Point Compensation. The amounts to be subtracted from the prorated Reference Point Compensation will be determined as follows:
a.     For payments made such as salary and AIP, the gross, pretax value will be the amount subtracted from the prorated Reference Point Compensation.
b.     For any Restricted Stock which vested prior to or upon your termination date, the value at vesting will be the amount subtracted from the prorated Reference Point Compensation.
c.     For any Options vested, but unexercised at your termination date, the Option value to be subtracted will be determined based on the market value of Tyson stock on the day of termination or an assumed value of $55.00, whichever is higher, will be subtracted from the prorated Reference Point Compensation.